Exhibit 99.1

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616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts Declares Quarterly Cash Dividend Payment

Wildwood, Missouri, April 5, 2017 – Peak Resorts, Inc. (NASDAQ:SKIS),  a leading owner and operator of high-quality, individually branded ski resorts, today announced that its Board of Directors approved a quarterly cash dividend payment of $0.07 per share on its outstanding common stock. The cash dividend is payable on May 12, 2017, to common shareholders of record as of April 18, 2017.

“This payment marks the second quarterly dividend since our dividend reinstatement last February,” said Tim Boyd, President and CEO. “We are pleased to be able to resume paying a dividend as we remain focused on a total return approach that allows for growth through acquisitions and resort development, further improvements to our capital structure, and the return of capital to our shareholders."

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned, including Hunter Mountain, the Catskills' premier winter resort destination.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts), Twitter or Instagram for resort updates.

Forward Looking Statements

This news release contains forward-looking statements including statements regarding the future outlook and performance of Peak Resorts, Inc., and other statements based on current management expectations, estimates and projections. These statements are subject to a variety of risks and uncertainties, are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, without limitation, those discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2016, filed with the Securities and Exchange Commission, and as updated from time to time in the company’s filings with the SEC.  The forward-looking statements included in this news release are only made as of the date of this release, and Peak Resorts disclaims any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.